CFNB THIRD QUARTER EARNINGS DOWN 4% AS LOWER NON INTEREST INCOME

OFFSETS 9% INCREASE IN NET INTEREST INCOME

LOAN PORTFOLIO UP 77% WHILE TOTAL ASSETS INCREASE 26% FROM YEAR EARLIER

IRVINE, CALIFORNIA, April 28, 2016 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) net earnings for the third quarter ended March 31, 2016 of $1.6 million declined 4% from $1.7 million for the third quarter of fiscal 2015. For the nine months ended March 31, 2016, net earnings of $4.9 million were 36% below the $7.7 million reported for the first nine months of fiscal 2015. Diluted earnings per share for the third quarter of fiscal 2016 of $0.15 per share were off 1 cent from $0.16 per share for the third quarter of fiscal 2015, while diluted earnings per share for the first nine months of fiscal 2016 of $0.47 were 36% below $0.74 per share reported for the same period of the prior fiscal year.

2016 Third Quarter and Nine Month Highlights

  Growth in commercial loans has boosted portfolio 54% since June 30, 2015 to $374 million at March 31, 2016, and commercial loans now account for over 58% of total lease and loan portfolio.
  Total assets reach $861 million at March 31, 2016, a 26% increase from March 31, 2015.
  New originations in the third quarter were up 32% from the prior year, spearhead by a 60% increase in loan commitments, and put total originations for the first nine months of fiscal 2016 up 12% from the prior year.
  Net interest margin continued to be hampered by lower yields on leases and loans, but net interest income was still up 9% for the third quarter and first nine months of fiscal 2016.
  2016 net income decline largely due to the prior year’s $2.7 million pre-tax gain on the settlement of claims filed in an antitrust case.
  Focus on overhead reduced non-interest expenses by 8% in the third quarter, but a $197,000 write-down on a repossessed asset in the third quarter off-set much of the decrease.
  Non-performing assets decreased to 0.18% of total assets at March 31, 2016, down slightly from 0.21% at December 31, 2015.
  Capital remains strong, with Tier 1 common equity ratio of 24.7%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending March 31,				Nine Months Ending March 31,
(dollars in thousands)	2016		2015		2016		2015
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$78,223	0.49%	$56,554	0.20%	$72,673	0.31%	$52,758	0.18%
Investment securities	100,454	2.09%	61,062	2.21%	91,180	2.11%	50,019	2.53%
Commercial loans	347,724	3.70%	203,926	3.79%	303,992	3.66%	171,871	3.70%
Net investment in leases	270,612	4.43%	301,380	4.63%	276,244	4.68%	310,448	4.71%
Total interest-earning assets	$797,013	3.43%	$622,922	3.72%	$744,089	3.52%	$585,096	3.82%
Interest-bearing liabilities
Deposits	$573,573	1.08%	$416,798	0.95%	$525,029	1.07%	$389,399	0.94%
Borrowings	57,000	0.46%	26,858	0.33%	49,055	0.40%	16,092	0.31%
Total interest-bearing liabilities	$630,573	1.02%	$443,656	0.91%	$574,084	1.01%	$405,491	0.91%
Net interest spread (1)		2.41%		2.81%		2.51%		2.91%
Net interest margin (2)		2.62%		3.07%		2.74%		3.18%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

  Net Interest Income

  Third Quarter 2016 total interest income increased 18% to $6.8 million from $5.8 million for the third quarter of fiscal 2015. This increase includes a $1.3 million, or 67%, increase in commercial loan income and $254,700 increase in investment income, offset by $491,700 decrease in finance income.

    The growth in commercial loan income reflected a 71% increase in average loan balances to $347.7 million from $203.9 million for the same period of the prior year, while the average yield declined by 9 basis points to 3.70%.
    The decrease in finance income was due to a 10% decrease in average lease balances to $270.6 million and a 20 basis point decline in the average yield.
    The 70% increase in investment interest income during the 2016 third quarter reflects a 52% increase in average cash and investment balances to $178.7 million. The average yield on cash and investments of 1.39% was 14 basis points higher than the third quarter of fiscal 2015.
    During the third quarter of fiscal 2016, interest expense paid increased 60% to $1.6 million from $1.0 million, reflecting a 42% increase in the average balance of deposits and borrowings to $630.6 million and 11 basis point increase in average rate paid to 1.02%.
    The increased interest cost is largely due to a 13 basis point increase in average cost of deposits to 1.08% on a $157 million increase in average deposits, with the total funding cost increase tempered by a $30 million increase in average borrowings at an average rate of 0.46%.

  For nine months ended March 31, 2016, total interest income increased 17% to $19.7 million from $16.8 million for the same period of the prior year. This increase was due to a $3.6 million, or 75%, increase in commercial loan income, a $1.3 million decline in finance income and a $587,300 increase in investment income.

    Commercial loan income growth reflected a 77% increase in average loan balances to $304.0 million from $171.9 million, while the average yield earned declined to 3.66% from 3.70%.
    Finance income declined 12% to $9.7 million, reflecting an 11% decrease in average lease balances to $276.2 million and a 3 basis point decrease in average lease yield to 4.68%.
    Investment interest income increased 58% to $1.6 million, reflecting a 59% increase in average cash and investment balances to $163.9 million offset by a 2 basis point drop in average yield to 1.31%.
    During the first nine months of fiscal 2016, interest expense paid increased 56% to $4.3 million from $2.8 million, reflecting a 42% increase in the average balance of deposits and borrowings to $574.1 million and 9 basis point increase in average rate paid to 1.01%.
    The rise in interest cost for the first nine months of fiscal 2016 includes a 13 basis point increase in average cost of deposits to 1.07% and a $136 million increase in average deposits, tempered by a $33 million increase in average borrowings at an average rate of 0.40%.
    The decline in net interest spread and margin in fiscal 2016 is largely due to the increase in lower yielding commercial loans to 41% of average interest earning assets from 29% for the first nine months of fiscal 2015, and also reflects higher rates paid on deposits.

  In fiscal 2016, the Company made a $200,000 provision for credit losses for the third quarter and $1.275 million for the first nine months.  This compared to a $100,000 provision made during the third quarter of the prior year and $775,000 for the nine months ended March 31, 2015. The higher third quarter 2016 provision supports the 15% growth in the loan portfolio since December 31, 2015 while the full year provision covered the second quarter $1.0 million write-down related to a lease in bankruptcy and 54% year to date loan growth. As a result of the foregoing, net interest income after provision for credit losses for the third quarter of fiscal 2016 increased 7.4% to $5.0 million from $4.7 million for the third quarter of the prior year, while net interest income after provision for credit losses for the nine months ended March 31, 2016 increased 6% to $14.0 million.

  Non-interest income

  For the third quarter ended March 31, 2016, non-interest income of $497,400 declined 49% from $967,200 for the 2015 third quarter largely due to a decline in gain on the sale of leases to $314,600 from $688,900 recognized in the third quarter of fiscal 2015.

  For the nine months ended March 31, 2016, non-interest income of $2.1 million was down 74% from $8.2 million reported for the first nine months of fiscal 2015. The decline reflects the comparison to the prior year period that benefitted from a $2.7 million recovery from the settlement of claims filed in antitrust litigation against certain manufacturers of thin-film transistor liquid display panels.  Excluding that income, nine-month non-interest income for fiscal 2016 was still down by $3.3 million or 61%. The decrease includes a $1.7 million decline in income recognized on leases reaching the end of term and a $1.1 million decline in the gain on sale of leases from $2.0 million to $889,900.

  Non-interest Expenses

  The Company’s non-interest expenses of $2.9 million reported for the quarter ended March 31, 2016 declined by $26,900 or 1% from $2.9 million in the third quarter of fiscal 2015. Included in non-interest expense was a charge of $197,000 related to leased property removed from investment in leases and now accounted for as repossessed asset. Without that charge, non-interest expenses would have declined by 8%. For the nine months ended March 31, 2016, non-interest expenses of $8.1 million decreased 8.3% from $8.9 million for the same period of the prior year.  The decrease in expenses during both periods is due primarily to lower compensation and general and administrative expenses related to a smaller and transitioning sales organization.

    Leases and Loans

    Third quarter 2016 lease and loan bookings of $104.5 million increased 32% from $79.5 million booked the prior year. This included a 56% increase in loans booked to $62.5 million while lease bookings of $42.0 million were up 7% from $39.3 million the year before.

    Nine month 2016 lease and loan bookings of $296.2 million increased 9.9% from $269.4 million for the prior year period. Nine month loan bookings of $191 million were up 71% while lease bookings were down 33% to $105.4 million for the nine months ended March 31, 2016. The total lease and loan portfolio at March 31, 2016 increased 7% to $643.5 million from $604.4 million at December 31, 2015, and 19% from $541.8 million at June 30, 2015. Transactions in process declined 22% from June 30, 2015 to $24.3 million as a result of the increase in lease bookings.

    2016 third quarter lease and loan originations increased 32% from the third quarter of fiscal 2015, with nine month originations up 12%. Lease originations were down 12% in the third quarter and 22% for the first nine months of fiscal 2016, but were offset by a 60% increase in loan originations in the third quarter and a 42% increase in nine month loan originations. As a result of the foregoing, the estimated backlog of approved lease and loan commitments of $88.4 million at March 31, 2016 is down 19% from $108.8 million at December 31, 2015, and 27% below $121.6 million at March 31, 2015.

    Investment Securities

    Investment securities of $100.3 million at March 31, 2016 are up 19% from $84.5 million at June 30, 2015, and 38% from $72.7 million at March 31, 2015.  The increase in securities is primarily U.S. government agency mortgaged-backed securities.

    California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

    This release contains forward-looking statements which involve management assumptions, risks and uncertainties.  The statements in this document that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2015 Annual Report on Form 10-K and the 2016 quarterly reports on Form 10-Q.

    CALIFORNIA FIRST NATIONAL BANCORP

    Consolidated Statements of Earnings

    (000's except per share data)

	Three months ended			Nine months ended
	March 31,		Percent	March 31,		Percent
	2016	2015	Change	2016	2015	Change

Finance & loan income	$6,217	$5,421	14.7%	$18,048	$15,737	14.7%
Investment interest income	620	366	69.4%	1,609	1,021	57.6%
Total interest income	6,837	5,787	18.1%	19,657	16,758	17.3%

Interest expense on deposits & borrowings	1,615	1,013	59.4%	4,347	2,782	56.3%
Net interest income	5,222	4,774	9.4%	15,310	13,976	9.5%
Provision for credit losses	200	100	100.0%	1,275	775	64.5%
Net interest income after provision for credit losses	5,022	4,674	7.4%	14,035	13,201	6.3%

Non-interest income
Operating & sales-type lease income	112	51	119.6%	366	252	45.2%
Gain on sale of leases & leased property	352	787	(55.3)%	1,564	4,488	(65.2)%
Gain on sale of investment securities	-	-	0.0%	23	347	(93.4)%
Other-than-temporary impairment loss	-	-	0.0%	-	(91)	N.M.
Other fee income	33	129	(74.4)%	149	3,183	(95.3)%
Total non-interest income	497	967	(48.6)%	2,102	8,179	(74.3)%

Non-interest expenses
Compensation & employee benefits	1,898	2,142	(11.4)%	5,581	6,493	(14.0)%
Occupancy	173	158	9.5%	511	475	7.6%
Professional services	192	171	12.3%	571	476	20.0%
Repossessed assets	197	-	N.M.	197	-	N.M.
Other general & administrative	424	441	(3.9)%	1,268	1,425	(11.0)%
Total non-interest expenses	2,884	2,912	(1.0)%	8,128	8,869	(8.4)%

Earnings before income taxes	2,635	2,729	(3.4)%	8,009	12,511	(36.0)%

Income taxes	1,024	1,051	(2.6)%	3,115	4,817	(35.3)%

Net earnings	$1,611	$1,678	(4.0)%	$4,894	$7,694	(36.4)%

Basic earnings per common share	$0.15	$0.16	(3.4)%	$0.47	$0.74	(36.3)%
Diluted earnings per common share	$0.15	$0.16	(3.4)%	$0.47	$0.74	(36.3)%

Weighted average common shares outstanding	10,397	10,460		10,439	10,460
Diluted number common shares outstanding	10,397	10,460		10,439	10,460

    CALIFORNIA FIRST NATIONAL BANCORP

    Consolidated Balance Sheets

    (000’s)

	March 31,	June 30,	Percent
	2016	2015	Change
ASSETS
Cash and short term investments	$79,456	$60,240	31.9%
Investment securities	100,264	84,546	18.6%
Net receivables	1,645	1,174	40.1%
Property for transactions in process	24,306	31,340	(22.4)%
Net investment in leases	269,198	298,324	(9.8)%
Commercial loans	374,296	243,462	53.7%
Income tax receivable	146	231	(36.8)%
Other assets	5,698	1,564	264.3%
Discounted lease rentals assigned to lenders	5,881	10,193	(42.3)%
	$860,890	$731,074	17.8%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,069	$2,635	(21.5)%
Income taxes payable, including deferred taxes	10,892	11,944	(8.8)%
Deposits	594,000	471,906	25.9%
Borrowings	57,000	42,000	35.7%
Other liabilities	4,183	4,178	0.1%
Non-recourse debt	5,881	10,193	(42.3)%
Total liabilities	674,025	542,856	24.2%
Stockholders' Equity	186,865	188,218	(0.7)%
	$860,890	$731,074	17.8%